Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
[LETTERHEAD OF TURLINGTON AND COMPANY, LLP]
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2007, relating to the consolidated financial statements of LSB Bancshares, Inc. (now called NewBridge Bancorp) and subsidiary, management’s assessment of the effectiveness of internal control over financial reporting for the year ended December 31, 2006 appearing in and incorporated by reference in the Annual Report on Form 10-K of LSB Bancshares, Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Turlington and Company, LLP
Lexington, North Carolina
November 14, 2007

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